Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8, File Numbers 333-88030 and 333-120974) pertaining to the Belo Savings Plan of our report dated June 23, 2008, with respect to the financial statements and schedule of the Belo Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

June 30, 2008

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